Exhibit 10.1
Agreement

This Agreement made this is made on the 9th day of May 2007, by and between Rounders, Ltd, and The Game International, Ltd, both Turks and Caicos company, jointly operating The Players Club, located at the Queen Angel Resort (hereinafter collectively referred to as “The Players Club” or “TPC”), and Carib Gaming, Ltd, a Turks and Caicos company (hereinafter referred to as “Carib”). TPC and Carib are referred to herein sometimes collectively as the “Parties,” and individually as the “Party.”

And: Syzygy Entertainment Ltd. a Nevada company (hereinafter referred to as “Syzygy”)

1. WHEREAS:
Carib provides certain management consulting services to TPC (“the Services”) and has advanced certain funding for the purchase of gaming machines located at the Players Club and operational expenses (“the Advances”) and had the right to share in the profits of the Players Club(“the Profit Share”);

TPC wishes to repay the Advances, to terminate the Services and to terminate the Profit Share in accordance with the terms of this Agreement; and

Carib has agreed to the terms of repayment of the Advances and to the termination of the Services and the Profit Share in accordance with the terms hereof;

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties to this Agreement hereby agree as follows:

1.1 Carib will release TPC in accordance with the Mutual Release attached hereto as Schedule A from its obligations to it including but not limited to those set forth in the Memorandum of Understanding dated September 13, 2006 for and in consideration of the following:

a) Repayment of Advances and Payment for Services

On Closing, TPC shall repay the amount of the Advances as set forth in Schedule B on the Closing together with consulting fees at $40,000 per month from December 9, 2006 to April 9, 2007. Any services provided by Carib after April 9, 2007 has been satisfied by Rounders release of any claim or right to the “Dice Game” that has been removed from The Players Club property and the cost was originally split 50/50 between the Parties until its sale or other disposal. This release of claim also covers the US$5,000 cost incurred by Carib on account of bringing Roderick Leviton to the Turks and Caicos Islands.

Closing shall occur not later than May 14, 2007.

b) Equity

On Closing, TPC will cause Syzygy and Syzygy hereby covenants and agrees to comply with such a request from TPC to issue to Carib or its assignees, 400,000 shares of Syzygy common stock (“Shares”) which shall be subject to a Rule 144 restrictive legend. Rounders hereby agrees to use its best efforts to secure an opinion of counsel for the Shares upon satisfaction of the requirements under Rule 144.

c) Licensing

On Closing, TPC will assist Carib in obtaining a letter from the Minister of Finance confirming that Carib continues to hold a slot parlor license and that the license is in good standing.

d) Funds not Deposited, Checkbook Registry Reconciliation and Cage Funds

On closing TPC shall pay to Carib the sum of $691,313.97 less the TPC Float of $70,000 and Carib shall deliver its check book to its attorney Brian Trowbridge (who has signing authority). Fifteen business days after Closing, Carib shall advise TPC of the actual balance due to TPC after all checks have cleared and shall instruct Trowbridge to write a check to TPC for the then balance of the account.

1.2 On Closing and against receipt of the repayment of the advances, the delivery of the Shares and the letter from the Minister of Finance, and receipt of the Mutual Release executed by TPC, Carib shall deliver to Syzygy a Bill of Sale transferring the assets listed in Schedule B to Syzygy and the Mutual Release executed by Carib. Until receipt of all of the documents required to be delivered by TPC and Syzygy and in particular the letter concerning the Carib slot parlor license, Carib shall not be required to deliver the Mutual Release or the Bill of Sale.

2. TPC Management

Parties agree that Rounders shall have full responsibility for the management of The Players Club upon Closing.

3. Carib Expertise and Advisory Role

TPC and Carib agree that Carib will continue to work closely with TPC to ensure its growth and profitability in the future.

4. Carib’s Slot Parlor License

TPC and Carib agree that the slot parlor license used at TPC will be owned by TPC. Carib will retain its slot parlor license. Carib will not use its slot parlor license in Providenciales for 12 months starting December 9 2006 and ending December 8 2007. Carib will be free to use its slot parlor license in Grand Turk at any time.

5.Non-Competition Clause

In consideration of the payments and agreements contained in Par. 1 and Par. 4 hereof, the Parties agree there are no other non-competition agreements.

6. Notices

Notices to be sent pursuant to the terms and conditions of this Agreement, shall be delivered by hand as follows:

As to Carib:	Carib Gaming
c/o Swann Trowbridge McKnight
Tropicana Plaza
Providenciales, Turks and Caicos
Attention: Brian Trowbridge

As to TPC:	Rounders, LTD
The Game International, LTD
The Players Club, Queen Angel Resort
Providenciales, Turks and Caicos Islands, BWI
Attention:

7. Trade Secrets - Confidentiality

TPC and Carib mutually acknowledge and agree that any confidential information is proprietary to and a valuable trade secret of Carib or TPC as applicable and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to Carib or TPC. The parties hereto agree that all such information conveyed to TPC regarding the operations and services of Carib or to Carib regarding the operations, services and products of TPC constitutes a trade secret.

TPC and the Carib agree at all times during the term this Agreement and after the termination of this Agreement to hold in strictest confidence, and not to use, except for the benefit of the other party, or to disclose, transfer or reveal, directly or indirectly to any person or entity any Confidential information without the prior written authorization of the other party. For purposes of this Agreement, “Confidential Information” shall mean any and all information that is not generally known and that is proprietary to both parties and any of their clients or licensors. Confidential Information includes, without limitation, names of investors, buyers, sellers, borrowers, TPC client lists, financial information, and trade secrets about TPC and its products and information or other proprietary information relating to designs, formulas, developmental or experimental work, know how, products processes, computer programs, source codes, databases, designs, schematics, or other original works of authorship.

8. Attorneys' Fees - Arbitration

In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorneys' fees, expenses and suit costs, including those associated within the appellate or post judgment collection proceedings.

Any dispute or disagreement arising out of this Agreement shall be fully and finally resolved through binding arbitration in accordance with the rules of the American Arbitration Association governing commercial disputes. The costs of the Arbitration including without limitation, the fees of the arbitrator (but excluding each party's attorney's fees) shall be initially shared equally by the parties but may be awarded by the arbitrator as additional damages in favor of the prevailing party. The decision of the arbitrator shall be binding and nonappealable.

9. Governing Law

This Agreement shall be construed under and in accordance with the laws of the Turks and Caicos Islands, and all obligations of the parties created under it are performed in Providenciales, Turks and Caicos, BWI.

10. Parties Bound

This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.

11. Legal Construction

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

12. Prior Agreements Superseded

This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all parties hereto.

13. Multiple Copies or Counterparts of Agreement

The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original.

Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.

14. Headings

Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

15. Miscellaneous

Other miscellaneous provisions:

(a)   Subsequent Events. Carib and the TPC each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise its efforts and obligations under this Agreement.

(b)   Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

(c)  Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(d)   Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e)  Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

(f)  Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(g) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

(h) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

(i) Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. In this event, such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(j) Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.

Rounders, LTD

By: /s/ Sean Sullivan
Name: Sean Sullivan, Director
Date: 5/9/07

The Game International, LTD

By: /s/ Sean Sullivan
Name: Sean Sullivan, Director
Date: 5/9/07

Carib Gaming, LTD

By: /s/ Brian Trowbridge
Name: Brian Trowbridge
Date: 5/9/07

Syzygy Entertainment, LTD

By: /s/ Michael D. Pruitt
Name: Michael D. Pruitt, CEO
Date: 5/9/07